Exhibit 10.02

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of March 8, 2021 (the “Effective Date”), by and between MOUNTAIN HIGH ACQUISITIONS CORP., a Colorado corporation (the “Company”), and DAVID AQUINO, an individual (the “Executive”).

BACKGROUND INFORMATION

WHEREAS, the Company has entered into that certain Exchange Agreement (the “Exchange Agreement”) dated as of March 8, 2021 with Kafkaford Holdings, Inc dba Certain Supply (“CS”) and the shareholders of CS including Executive pursuant to which the Company agreed to acquire all of the capital stock of CS in exchange for shares of the Company’s Common Stock (the “Transaction”);

WHEREAS, a condition to the obligation of the parties to close the Transaction is that Executive and the Company shall have entered into an employment agreement; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

OPERATIVE PROVISIONS

1. Employment and Duties.

1.1. Subject to the terms and conditions of this Agreement, the Company shall employ the Executive, commencing on the Effective Date, to serve as Chief Operating Officer of the Company and President of CS, and the Executive accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions, and as directed by the Chief Executive Officer of the Company. The Executive agrees to devote his full-time efforts to his employment duties at the Company and CS. Executive also agrees to serve on the Company’s Board of Directors (the “Board”) and any committee(s) thereof as requested by the Board.

1.2. During the Term, the Executive’s principal place of employment shall be at such location or locations as determined from time to time by the Board, but unless other agreed by Executive within Orange County California, consistent with the needs of the Company and as required in connection with the performance of the Executive’s duties and responsibilities hereunder. The Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to fully perform the Executive’s duties and responsibilities hereunder.

1.3. Executive shall at all times be subject to, observe and carry out such rules, regulations and policies as the Company may from time to time establish including the Company’s Code of Ethics and Insider Trading Policy. Executive further understands that as an officer and director of a company whose shares are registered under the Exchange Act of 1934 (the “Exchange Act”) he is subject to the reporting obligations under Section 16 of the Exchange Act.

1.4. During the Term, the Executive shall use the Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with the Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Term the Executive shall not be permitted to become engaged in or render services (including outside board positions) for any person or entity other than the Company and its subsidiaries and affiliates without the prior written approval of the Board. Notwithstanding the foregoing, the Executive may (i) serve on the board or similar body of charitable and philanthropic organizations; and (ii) manage his personal investments (collectively the “Permitted Activities”); provided that the Executive’s involvement with the Permitted Activities does not interfere with the performance of the Executive’s duties and responsibilities hereunder, is not in conflict with the business interests of the Company and does not otherwise compete with the business of the Company. If the Board requests that the Executive serve as a director of one or more companies other than CS owned directly or indirectly by the Company, Executive shall so serve without additional compensation hereunder.

2. Term. The term of employment under this Agreement shall commence as of the Effective Date and shall continue until the second anniversary of the Effective Date (the “Expiration Date”), provided that on the Expiration Date and each subsequent anniversary of the Expiration Date, the term of the Executive’s employment under this Agreement shall be extended automatically for successive one-year terms unless either party provides written notice to the other party at least 60 days prior to the Expiration Date (or such anniversary, as applicable) that the Executive’s employment hereunder shall not be so extended; provided, however, that the Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the Expiration Date and each successive one-year renewal term is herein referred to as the “Term.”

3. Compensation.

3.1. Annual Salary. During the Term, the Company shall pay the Executive a base salary as follows: for the first 12 months commencing on the Effective Date at the rate of $180,000 per annum (the “Base Salary”), which Base Salary in any subsequent 12 month period shall be increased to $360,000 per annum at the first instance that the average of the closing prices for the Company’s Common Stock over a consecutive seven trading day period exceeds $0.25 (subject to adjustment for any stock splits, recapitalization and similar events) all payable at the times and in the manner dictated by the Company’s standard payroll policies.

3.2. Other Compensation and Benefits. During the Term, as additional compensation, the Executive shall be entitled to receive the following:

3.2.1. Signing Bonus. The Company shall pay the Executive a one-time signing bonus in the amount of $100,000, no later than 45 days after the Effective Date.

3.2.2. Annual Bonus. The Executive shall receive an annual bonus (“Annual Bonus), on the first anniversary of the Effective Date of $180,000 to be paid in restricted shares of the Company’s Common Stock based on the average of the closing prices for the seven trading days immediately preceding the first anniversary of the Effective Date. On the second and subsequent anniversaries, the Executive shall receive an Annual Bonus in the amount of $360,000 to be paid in restricted shares of the Company’s Common Stock based on the average of the closing prices for the seven trading days immediately preceding the applicable anniversary date if the average of the closing prices for the consecutive seven trading days immediately prior to the end of such 12-month period exceeds $0.25 (subject to adjustment for any stock splits, recapitalizations and similar events).

3.2.3. Performance Bonus. If on the first anniversary of the Effective Date, the average of the closing prices for the consecutive seven trading days immediately preceding such date is at least $0.25 (subject to adjustment for any stock splits, recapitalizations and similar events), the Executive shall be granted an award of 4,000,000 restricted shares of the Company’s Common Stock as such numbers may be adjusted based on stock splits, recapitalizations and similar events (the “Equity Award”). On the second and subsequent anniversaries, the Executive shall also receive the Equity Award if the average of the closing prices for the consecutive seven trading days immediately preceding the applicable anniversary date exceeds $0.35 (subject to adjustment for any stock splits, recapitalizations and similar events) as such numbers may be adjusted for stock splits, recapitalizations and similar events.

3.2.4. Benefits. The Executive shall be eligible to participate in and receive all benefits under the Company’s employee benefit plans and programs, including (i) at the Company’s expense, medical, dental, vision and life insurance coverage for the Executive and Executive’s dependents and (ii) any retirement savings plans or programs, and such other benefits as the Company may, from time to time and in its sole discretion, make generally available to the employees of the Company, subject to such eligibility provisions and the other terms and conditions of such plans, programs and perquisites, as may be in effect from time to time. The Company may alter, modify, terminate, add to or delete any of its employee benefit plans at any time as the Company, in its sole judgment, determines to be appropriate, without recourse by the Executive.

3.2.5. Vacation. The Executive will be entitled to paid vacation time in accordance with the Company’s personnel policies and procedures, as the same may change from time to time, or as otherwise determined by the Board, but in no event less than four weeks per year.

3.3. Expense Reimbursement. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation and other requirements as may be specified by the Company from time to time.

4. Termination.

4.1. By the Company For Cause. Notwithstanding any other provisions to the contrary contained herein, the Company may terminate the Executive’s employment under this Agreement immediately for Cause upon written notice to the Executive, in which event the Company shall be obligated to pay the Executive only (i) that portion of the Base Salary earned but not paid through the date of termination and (ii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (the “Accrued Amounts”). For purposes of this Agreement, “Cause” shall mean: (i) the Executive breaches any material obligation, duty or agreement under this Agreement or any other written agreement that the Executive has entered into with the Company or its affiliates; (ii) the Executive commits any act of material dishonesty or undisclosed conflict of interest that is injurious to the Company, fraud, breach of fiduciary duty involving the Company and its subsidiaries; (iii) the Executive is indicted for, convicted of or pleads guilty or nolo contendere with respect to, (A) theft, fraud, or a felony under federal or applicable state law or (B) any crime involving the business affairs of the Company; (iv) the Executive commits any act of misconduct that, in the reasonable opinion of the Board gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or (v) the Executive commits substantive violations of specific directions of the Board, which directions are consistent with this Agreement and the Executive’s positions. No termination by the Company for Cause pursuant to prongs (i), (iv) or (v) in the preceding sentence will be effective unless (A) the Company gives written notice to the Executive specifying in reasonable detail the circumstances claimed to provide the basis for such termination and provide an opportunity to cure such breach or violation and (B) such breach or violation is not cured or corrected within thirty (30) days of notice thereof from the Company; provided, that the Company shall not be required to provide the Executive an opportunity to cure any breaches of the non-compete and non-solicit pursuant to this Agreement or any other agreement that the Executive has entered into with the Company or its affiliates.

4.2. By the Company Without Cause. Notwithstanding any other provisions to the contrary contained herein, the Company may terminate this Agreement without Cause (and other than due to Disability) by giving written notice to the Executive. If the Company terminates this Agreement without Cause (and other than due to death or Disability) the Company shall provide, in addition to the Accrued Amounts, severance pay and benefits to the Executive as follows: (i) continued payment of Base Salary during the period immediately following such termination through one year from the date of termination or, if the termination occurs during the second year of the term, the expiration of the Term, in substantially equal installments, payable in accordance with the Company's normal payroll dates; (ii) the Company shall continue to provide coverage during such period following the Executive’s termination of employment (or until the Executive becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) for the Executive and any eligible dependents under all Company health and welfare plans in which the Executive and any such dependents participated immediately prior to the date of termination, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for the Executive thereunder as of immediately prior to the date of termination and (iii) the Annual Bonus and Equity Award set forth in Section 3(b)(ii) and Section 3(b)(iii) if the requisite closing price conditions set forth in such Sections are achieved as of employment termination date. Any payments made to Executive pursuant to this Section 4(b) shall be subject to the Executive's execution and non-revocation of the Release in accordance with Section 4(g) below and shall be in lieu of any rights under any severance plan or policy being utilized for or provided to the Company’s other officers and employees. Reporting of and withholding on any payment under this subsection for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws.

4.3. Disability. Notwithstanding any other provisions to the contrary contained herein, if the Executive fails to perform his duties hereunder on account of illness or other incapacity for a period of one hundred twenty (120) consecutive days (or a period of 150 days in any 365-day period) (“Disability”), the Company shall have the right upon written notice to the Executive to terminate the Executive’s employment under this Agreement by paying the Executive the Accrued Amounts. Any of the compensation owed to which the Executive was entitled pursuant to Section 3 above shall remain available through the period of illness of incapacity until termination of the Executive’s employment under this Agreement.

4.4. Death. Notwithstanding any other provisions to the contrary contained herein, if the Executive dies during the Term, this Agreement shall terminate immediately, and the Executive’s legal representatives or designated beneficiary shall be entitled to receive the Accrued Amounts.

4.5. Good Reason. Notwithstanding any other provisions to the contrary contained herein, the Executive may terminate his employment pursuant to this Agreement for Good Reason by giving thirty (30) days written notice. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the consent of the Executive: (i) a material adverse change in the Executive’s position, duties, responsibilities or status as an executive officer of the Company with the title set forth in this Agreement (or such other more senior title conferred upon Executive by the Board); (ii) the Company breaches any material obligation, duty or agreement under this Agreement; (iii) the Company changes the Executive’s principal place of employment to a location more than fifty (50) miles from Irvine California; or (iv) the Company materially reduces the Executive’s Base Salary. No termination by the Executive for Good Reason pursuant to any of the clauses above will be effective unless (A) the Executive gives timely written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination and does so within thirty (30) days following the initial occurrence of such circumstances, (B) the Company fails to cure the circumstances set forth in the Executive’s written notice within thirty (30) days of actual receipt of such notice, and (C) the Executive terminates his employment within thirty (30) days following the end of such cure period. In the event Executive terminates his employment for Good Reason, Executive shall be entitled to the same payments and benefits from the Company that he would have been entitled to under Section 4(b) had the Company terminated his employment without Cause (other than due to Disability).

4.6. By the Executive Without Good Reason. Notwithstanding any other provisions to the contrary contained herein, the Executive may terminate his employment under this Agreement without Good Reason by giving thirty (30) days written notice, in which event the Company shall be obligated to pay the Executive only the Accrued Amounts.

4.7. Conditions to Payment. Any severance payments or benefits under Section 4(b) or (e) shall be (i) conditioned upon the Executive having provided an irrevocable waiver and general release of claims in favor of the Company and its respective affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in substantially the form attached hereto as Exhibit A (the “Release”), which shall become effective and irrevocable in accordance with its terms within sixty (60) days following the Executive’s termination of employment and (ii) subject to the Executive’s continued compliance with the terms of Sections 5, 6 and 7 and (iii) the installment payments pursuant to Section 4(b)(i) shall commence on the first payroll period following the date that the Release becomes effective, and the initial installment shall include a lump-sum payment of all amounts accrued under Section 4(b)(i) from the date of termination through the date of such initial payment.

4.8. Resignations. Upon termination of the Executive’s employment for any reason, and regardless of whether the Executive continues as a consultant to the Company, upon the Company’s request the Executive agrees to resign, as of the date of such termination of employment or such other later date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any subsidiary or affiliate of the Company) to the extent the Executive is then serving thereon, and Executive agrees to promptly execute any documents reasonably required to effectuate the foregoing.

4.9. Treatment of Employee Benefits; Offset. The payment of any amounts accrued under any benefit plan, program or arrangement in which the Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Executive has made thereunder. The Company may offset any amounts due and payable by the Executive to the Company or its subsidiaries against any amounts the Company owes the Executive hereunder.

5. Covenants of the Executive. For purposes of this Section 5, and Sections 6 and 7, references to the Company shall include its subsidiaries and affiliates. For purposes of this Agreement, “affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

5.1. Confidentiality. The Executive acknowledges that in his capacity as an executive of the Company he will occupy a position of trust and confidence, and he further acknowledges that he will have access to and learn substantial information about the Company and its operations that is confidential or not generally known in the industry including, without limitation, information that relates to the Company’s purchasing, sales, customers, marketing, financial position and financing arrangements. The Executive agrees that all such information is proprietary or confidential or constitutes trade secrets and is the sole property of the Company. Accordingly, during the Executive’s employment by the Company and thereafter, the Executive will keep confidential, and will not without the Company’s prior written consent reproduce, copy or disclose to any other person or firm, or use for the Executive’s own purposes, any such information or any documents or information relating to the Company’s methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence, or records, or any other documents used or owned by the Company (“Confidential Information”), nor will the Executive advise, discuss with or in any way assist any other person or firm in obtaining or learning about any Confidential Information, either alone or with others: provided, however, that the Executive shall be permitted to disclose any information (i) to his counsel or accountants who reasonably need to know such information for purposes of advising Executive with respect to his investment in the Company or (ii) in connection with enforcing his rights under this Agreement or any other agreement with the Company; provided, further, that the Executive shall be permitted, while employed by the Company, to disclose any information solely to the extent necessary, in the good faith judgment of the Executive, to fulfill the Executive’s employment obligations with respect to the Company. Notwithstanding the foregoing, if the Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) the Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Executive shall disclose only that portion of the Confidential Information which, in the written opinion of the Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person or entity shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. Notwithstanding the Executive’s obligations in this Agreement and otherwise, the Executive understands that, as provided by the Federal Defend Trade Secrets Act, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.2. Noncompetition; Nonsolicitation; Nondisparagement.

5.2.1. Acknowledgement. The Executive acknowledges that during the Executive’s employment with the Company, the Executive has and will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that the Executive’s services have been and will be of special, unique and extraordinary value to the Company. Therefore, and in further consideration of the compensation to be paid to the Executive hereunder the Executive agrees to the covenants set forth in this Section 5(b) and acknowledges that (i) the covenants set forth in this Section 5(b) are reasonably limited in time and in all other respects, (ii) the covenants set forth in this Section 5(b) are reasonably necessary for the protection of the Company, and (iii) the covenants set forth in this Section 5(b) have been made in order to induce the Company to enter into this Agreement and the Company would not have entered into this Agreement but for the Executive’s agreement to such covenants.

5.2.2. Noncompete. The Executive agrees that, during the period the Executive is employed with the Company, the Executive shall not (and shall cause his affiliates not to) directly or indirectly, on behalf of the Executive or any third party, own any interest in, manage, control, participate in, consult with, contribute to, or render services for, any corporation, partnership, person, firm, or other entity that is engaged in business which is competitive with the Company’s products and services.

5.2.3. Employee Nonsolicit. During the Term and for eighteen (18) months thereafter (the “Non-Solicitation Period”), the Executive shall not (and shall cause his affiliates not to) directly, or indirectly, on behalf of the Executive or any third party (i) solicit or induce or attempt to solicit or induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, or (ii) hire any person who was an employee of the Company at any time during the one-year period preceding the date of termination of the Executive’s employment with the Company, the Executive may, solely in connection with any business that is not a competing business, hire, employ, engage or contract to perform services with any family member of the Executive who is not then employed by the Company or any of its Subsidiaries (provided that, for the avoidance of doubt, this clause (ii) shall not permit the Executive to solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence any family member to resign or otherwise voluntarily terminate his or her employment with the Company or its Subsidiaries).

5.2.4. Customer Nonsolicit. During the Term and for eighteen months thereafter, the Executive shall not (and shall cause his affiliates not to) directly, or indirectly, on behalf of the Executive or any third party (i) make any statement or do any act intended to cause existing or potential customers of the Company to make use of the services or purchase the products of any competitive business or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with, or materially and adversely change the terms of its business with, the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company (including, without limitation, making any negative statements or communications about the Company).

5.2.5. Nondisparagement. During the Term and for three years thereafter, the Executive and the Company agree not to make (and shall cause its affiliates not to make) any derogatory statement or communication about the other party or any of the other party’s current or former directors, officers, employees, shareholders, partners, members, agents, products and services. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

5.3. Enforcement. If, at the time of enforcement of Section 5 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum time period, scope or geographical area reasonable under such circumstances shall be substituted for the stated time period, scope or geographical area. The refusal or failure of the Company or its successors or assigns to enforce any of the restrictive covenants set forth in Section 5 against the Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company or its successors or assigns of the restrictive covenants set forth herein. In addition, in the event a court of competent jurisdiction determines that a breach or violation by the Executive of Section 5(b)(ii) or 5(b)(iii) has occurred, the Non-Solicitation Period shall be tolled until such breach or violation has been duly cured. The Executive agrees that the restrictions contained in Section 5 of this Agreement are reasonable. Each of the Company and the Executive agrees that the covenants made in Section 5 shall be construed as independent of any other provision in this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement and be deemed to be a series of separate covenants.

5.4. Remedy for Breach. The Executive acknowledges that the Company will be irrevocably damaged if all of the provisions of this Section 5 are not specifically enforced, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, in addition to any other legal or equitable relief to which the Company may be entitled, the Company will be entitled (without the necessity of showing economic loss or other actual damage) to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining the Executive from any actual breach of this Section 5. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted. The parties’ obligations under this Section 5 shall survive the Executive’s termination of employment with the Company for the periods of time specified in Section 5.

5.5. Whistleblower Exception. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any state legislative and executive agency, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

6. Return of Property. Upon termination of the Executive’s employment under this Agreement, the Executive shall return immediately to the Company all notes, memoranda, records, documents, computer, software or intellectual property or any other property, in whatever form (including electronic), of or pertaining to the Company and shall not make or retain any copy or extract of any of the foregoing.

7. Improvements and Inventions. Any and all improvements or inventions or ideas, and any other tangible or intangible property which the Executive may conceive, develop, learn, make or participate in or reduce to practice during the period of his employment and in connection with this employment that relate to the Company’s business, and any works-in-progress, shall be deemed works-made-for-hire and are the sole and exclusive property of the Company. The Executive will, whenever requested by the Company during the period of his employment and thereafter, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, ideas and other tangible and intangible property (including patents or applications therefor). The Executive hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Executive now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

8. Cooperation. The Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order but subject to the advice of the Executive’s legal counsel, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relates to events occurring during the Executive’s employment with the Company and its subsidiaries and affiliates as to which the Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse the Executive for expenses reasonably incurred in connection therewith and, subject to the Company's prior written approval, the Company will reimburse reasonable and documented legal expenses, to the extent reasonably necessary in connection with the requested cooperation. Any such cooperation occurring after the termination of the Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.

9. Miscellaneous.

9.1. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the Executive’s employment with the Company and supersedes any and all prior or contemporaneous agreements or understandings, whether oral or written, relating to such employment. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. This Agreement may be amended, modified, supplemented, or changed only by a written document signed by the Executive and a duly authorized officer of the Company (other than the Executive).

9.2. Notices. Any notice, request, communication or instruction to be given hereunder shall be in writing and shall be delivered by hand or sent by email or by postage prepaid, registered, certified or express mail or by overnight courier service and shall be deemed given when so delivered by hand or email, or if mailed by registered or certified mail, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Company:	Mountain High Acquisitions Corp
Attn: Chief Executive Officer
4350 Executive Drive, Suite 200 San Diego CA 92121

With a copy to (which shall not constitute notice):

TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attn: David L. Ficksman, Esq.

To the Executive:	At the last known address on the Company’s records.

9.3. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

9.4. Assignment. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of the Executive, and any assignment in violation of this Agreement shall be void. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of the Executive’s death, the Executive’s estate and heirs in the case of any payments due to the Executive hereunder). The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns. The Company may assign this Agreement and its rights and obligations hereunder to any affiliate or any entity which, by way of merger, consolidation, purchase or otherwise, becomes, directly or indirectly, a successor to all or substantially all of the business and/or assets of the Company.

9.5. Governing Law. This Agreement shall be deemed to be made in the State of California, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of California without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

9.6. Consent to Jurisdiction; Waiver of Jury Trial. 9.6.1. Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal District Courts sitting in Los Angeles California (or, if subject matter jurisdiction in such courts is not available, in any state court located in the State of California) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 9(f)(i); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 9(f) or enforcing any judgment obtained by the Company.

A. The agreement of the parties to the forum described in Section 9(f)(i) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 9(f)(i), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 9(f)(i) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

B.   Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (B) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9(f)(iii). The prevailing party in any suit, action or proceeding arising out of or related to this Agreement may obtain an award to recover his or its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

9.7. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

9.8. Representations of the Executive. The Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive’s obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

9.9. Section 409A Compliance. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code, as amended (the “Code”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any affiliate will have any obligation to indemnify the Executive or otherwise hold him harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, it is intended that any expense reimbursement made to the Executive hereunder is exempt from Section 409A of the Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Code, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit. If the sixty day period following the date of termination of employments ends in the calendar year following the year that includes the date of termination of employment, then payment of any amount that is conditioned upon the execution of the release of claims described in Section 4(g) above and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the date of termination of employment, regardless of when the release is signed.

9.10. Advice of Counsel. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney. For the avoidance of doubt, the Executive acknowledges and agrees that the Executive has read the Agreement in its entirety, and has been represented by independent legal counsel in negotiating the terms of this Agreement, including, but not limited to, the California choice of law and California choice of forum provisions, and the restrictive covenants contained herein.

9.11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.12. Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of the Executive’s employment hereunder or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder.

9.13. Captions and Headings. The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

9.14. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date set forth above.

THE COMPANY

By: _____________________________

Name: Raymond Watt

Title: Chief Executive Officer

EXECUTIVE

By: _____________________________

DAVID AQUINO

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In connection with the termination of employment of DAVID AQUINO (the “Executive”) pursuant to the employment agreement (the “Employment Agreement”), dated as of March 8, 2021, between the Executive and Mountain High Acquisitions Corp., a Colorado corporation (together with any of its subsidiaries and affiliates as may have employed the Executive from time to time, and any and all successors thereto, the “Company”), the Executive agrees as follows:

1. Release of Claims. In partial consideration of the payments and benefits described in Section 4(b) of the Employment Agreement, to which the Executive agrees that the Executive is not entitled until and unless the Executive executes this waiver and release of claims (this “Release”) and it becomes effective in accordance with the terms hereof, the Executive, for and on behalf of the Executive and the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, fixed or contingent, asserted or unasserted, apparent or concealed, which the Executive ever had, now has or may have against the Company, and their former, present or future shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents and each of their affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that the Executive signs this Release related to Executive’s employment or termination of employment, including, without limitation, any complaint, charge or cause of action arising out of the Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, the Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, the Executive acknowledges that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Releasees under these and any other laws; provided that the Executive does not waive or release claims with respect to (i) any rights the Executive may have to the payments and benefits under Section 4(b) or 4(e) of the Employment Agreement, (ii) any claims or rights to indemnification under applicable law or any agreement with any Releasee; (iii) rights to any restricted shares of the Company’s Common Stock or other equity interest in the Company; (iv) rights under the Exchange Agreement; (v) rights to any vested benefits under the Company’s employee benefit plans; and (iv) rights that cannot be released as a matter of law (collectively, the “Unreleased Claims”). The Executive hereby waives any and all claims to reemployment with the Company or any of its affiliates and affirmatively agrees not to seek further employment with the Company or any of its affiliates.

If the Executive has worked or is working in California, the Executive expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

2. Proceedings. The Executive acknowledges that the Executive has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”). The Executive represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive (i) acknowledges that the Executive shall not initiate or cause to be initiated on the Executive’s behalf any Proceeding (except with respect to an Unreleased Claim) and shall not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law, (ii) represents and warrants that neither the Executive nor anyone on the Executive’s behalf has filed or joined in any such Proceeding against the Releasees or has pledged, assigned, sold or otherwise transferred, in whole or in part, any such claims and (iii) waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that, by executing this Release, Executive shall be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the ability of the Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent the Executive from (a) initiating or causing to be initiated on the Executive’s behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of the Executive’s claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider. The Executive acknowledges that the Executive has been advised that the Executive has [twenty-one (21)][forty-five (45)] days from the date of receipt of this Release to consider all the provisions of this Release and to the extent the Executive signs this Release prior to the expiration of such period the Executive does hereby knowingly and voluntarily waive the remaining portion of such [twenty-one (21)][forty-five (45)] day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH THE EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation. The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under ADEA) and that neither the Company nor any other person is obligated to provide any payments or benefits to the Executive pursuant to the Employment Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive having revoked this Release (such eighth (8th) day, on which the Release becomes irrevocable and effective, the “Release Effective Date”). If the Executive revokes this Release, the Executive shall be deemed not to have accepted the terms of this Release, and no action shall be required of the Company under any section of this Release. Any revocation of this Release must be made in writing and delivered to the Company in accordance with Section 9(b) of the Employment Agreement.

5. No Admission; Confidentiality. This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company. Except as expressly set forth otherwise in this Release, the Executive agrees that the Executive shall not disclose the terms of this Release, except to the Executive’s immediate family and the Executive’s financial and legal counsel and advisors or as may be required by law or ordered by a court. The Executive further agrees that any disclosure to the Executive’s financial and legal counsel and advisors shall only be made after such counsel and advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

6. General Provisions. The provisions of this Release shall be binding upon the Executive’s heirs, executors, administrators, legal representatives and assigns. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive and the Releasees.

7. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles. By execution of this Release, the Executive waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Release. The Executive hereby represents that Executive was represented by counsel and expressly agrees to all the provisions in this Agreement, including, without limitation, this Section 7.

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IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the date written below.

________________________	__________________________
DATE	DAVID AQUINO

Not to be executed until termination of employment